CMA Muni-State Municipal Series Trust
Series Number: 9
File Number: 811-5011
CIK Number: 810598
CMA Connecticut Municipal Money Fund
For the Period Ending: 09/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended September 30, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/04/2000	$ 3,750	Connecticut State Dev Authority	3.90%	06/21/2000
04/10/2000	7,100	Connecticut HEFA	3.20	07/01/2024
04/11/2000	5,500	Connecticut State Dev Authority	3.80	06/06/2000
05/09/2000	2,150	Connecticut State Dev Authority	4.63	08/07/2000
06/06/2000	5,500	Connecticut State Dev Authority	4.10	08/25/2000
08/25/2000	5,500	Connecticut State Dev Authority	4.15	09/19/2000
09/05/2000	10,500	Connecticut State Dev Authority	4.00	09/19/2000
09/06/2000	2,150	Connecticut State Dev Authority	4.00	09/19/2000
09/19/2000	5,000	Connecticut State Dev Authority	3.90	09/25/2000
09/19/2000	5,000	Connecticut State Dev Authority	3.90	09/28/2000
09/29/2000	800	Puerto Rico Comwlth	4.35	12/01/2015

Last Updated on 11/28/2000
By Win95 User